Exhibit 99.3

INDEPENDENCE REALTY TRUST, INC.

Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020. The following unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Mergers (as defined below) and the assumptions and adjustments described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Introduction

On July 26, 2021, Independence Realty Trust, Inc. (“IRT”), together with its operating partnership, Independence Realty Operating Partnership, LP (“IRT OP”), and IRSTAR Sub, LLC, a wholly-owned subsidiary of IRT (“IRT Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with Steadfast Apartment REIT, Inc. (“STAR”) and its operating partnership, Steadfast Apartment REIT Operating Partnership, L.P. (“STAR OP”).

On the terms, and subject to the conditions of, the Merger Agreement, STAR will merge with and into IRT Merger Sub (the “REIT Merger”), with IRT Merger Sub surviving the REIT Merger as a wholly-owned subsidiary of IRT; and immediately thereafter, STAR OP will merge with and into IRT OP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with IRT OP surviving the Partnership Merger.

In the REIT Merger, each outstanding share of STAR common stock, par value $0.01 per share (“STAR common stock”) will be converted automatically into the right to receive 0.905 (the “Exchange Ratio”) of a newly issued share of IRT common stock, par value $0.01 per share (“IRT common stock”). In the Partnership Merger, each outstanding unit of limited partnership of STAR OP (each, an “STAR OP common unit”) will be converted into the right to receive the Exchange Ratio of a newly issued common unit of limited partnership of IRT OP (each, an “IRT OP common unit”).  Under the agreement of limited partnership of IRT OP, IRT common unitholders may generally tender their IRT common units, in whole or in part, to IRT OP for redemption for a cash amount based on the then market price of an equivalent number of shares of IRT common stock, and IRT may thereupon elect, at its option, to satisfy the redemption by issuing one share of IRT common stock for each IRT common unit tendered for redemption.

Immediately following the Mergers, the continuing IRT stockholders and continuing IRT OP common unitholders will collectively hold approximately 50% of the sum of the issued and outstanding shares of IRT common stock and IRT OP common units, and former STAR stockholders and former STAR OP common unitholders will hold approximately 50%.

Consummation of the Mergers is subject to customary closing conditions, including, among others, receipt of IRT stockholder approval and STAR stockholder approval, and is expected to occur in the fourth quarter of 2021.

Pro Forma Information

The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting, with IRT treated as the acquiror. In applying the acquisition method of accounting specified by generally accepted accounting principles in the United States of America (“GAAP”) it is necessary to identify the accounting acquiror, which may be different from the legal acquiror. Factors considered in identifying an accounting acquiror include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger and the composition of senior management and the board of directors after consummation of a merger. After consideration of all applicable factors pursuant to GAAP, IRT has been identified as the accounting acquiror of STAR.  Accordingly, the total merger consideration

(referred to herein as purchase price) will be allocated to the estimated fair market values of STAR’s assets to be acquired and liabilities to be assumed in the Mergers, with the excess purchase price, if any, allocated to goodwill.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of IRT and the historical consolidated financial statements of STAR as adjusted to give effect to the Mergers. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Mergers as if they had occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Mergers as if they had occurred on January 1, 2020.

The following unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are based on assumptions and estimates considered appropriate by IRT’s management. The unaudited pro forma adjustments represent IRT management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, IRT’s management believes that the adjustments to the historical financial statements of IRT and STAR are (i) directly attributable to the Mergers, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results; and IRT’s management believes that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what IRT’s financial condition or results of operations actually would have been if the Mergers had been consummated as of the dates indicated, nor do they purport to represent IRT's financial position or results of operations for future periods.

The following unaudited pro forma condensed combined financial statements do not reflect any adjustments not otherwise described herein, including adjustments associated with: (1) IRT or STAR real estate acquisitions and dispositions that may close after June 30, 2021 or the related financing or debt repayments in connection with those acquisitions or dispositions, (2) potential synergies that may be achieved following the Mergers, including potential overall savings in general and administrative expense, or any strategies that IRT’s management may consider in order to continue to efficiently manage IRT’s operations, (4) any integration costs that may be incurred following the consummation of the Mergers, and (5) any integration and other costs which may be necessary to achieve the potential synergies, since the extent of such costs are not reasonably certain. However, such costs could affect the combined results following consummation of the Mergers in the period the costs are incurred or recorded. In addition, the following unaudited pro forma condensed combined financial statements do not give effect to a contemplated underwritten offering of shares of IRT common stock (the “Contemplated Common Stock Offering”) because the number of shares of IRT common stock that ultimately will be offered and sold in the Contemplated Common Stock Offering, and the net proceeds that will be received from the sale of such shares, are not reasonably certain unless and until the Contemplated Common Stock Offering is consummated.

As of June 30, 2021
(Dollars in thousands)
	IRT Historical	STAR Historical	Reclassifications	STAR Historical, as reclassified	Merger Transaction Adjustments		Consolidated Pro Forma
			NOTE 3
ASSETS:
Investments in real estate at cost	$2,035,988	$3,329,929	$(1,683)	$3,328,246	$820,296	(A)	$6,184,531
Accumulated depreciation	(231,866)	(461,735)	98	(461,637)	461,637	(B)	(231,866)
Investments in real estate, net	1,804,122	2,868,194	(1,585)	2,866,609	1,281,934		5,952,665
Real estate held for sale	27,910	-	-	-	-		27,910
Real estate held for development	-	30,289	-	30,289	-		30,289
Cash and cash equivalents	7,566	160,950	-	160,950	-		168,516
Restricted cash	6,441	28,399	-	28,399	-		34,840
Investments in unconsolidated real estate entities	10,205	-	-	-	-		10,205
Other assets	17,311	33,313	-	33,313	-		50,624
Derivative assets	853	-	-	-	-		853
Goodwill and intangible assets, net	714	125,220	1,585	126,805	(84,901)	(C)	42,618
Total Assets	$1,875,122	$3,246,365	$-	$3,246,365	$1,197,033		$6,318,520

LIABILITIES AND EQUITY:
Indebtedness	$1,036,841	$2,133,882	$-	$2,133,882	$117,915	(D)	$3,288,638
Indebtedness associated with real estate held for sale	19,622	-	-	-	$-		19,622
Accounts payable and accrued expenses	30,530	85,118	(17,036)	68,082	39,710	(E)	138,322
Accrued interest payable	1,909	-	6,586	6,586	-		8,495
Dividends payable	12,648	5,063	-	5,063	-		17,711
Derivative liabilities	19,386	-	-	-	-		19,386
Other liabilities	6,903	-	10,450	10,450	-		17,353
Total Liabilities	1,127,839	2,224,063	-	2,224,063	157,625		3,509,527

Redeemable common stock	-	295	-	295	(295)	(F)	-
Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value	-	-	-	-	-		-
Common stock, $0.01 par value	1,051	1,102	-	1,102	(104)	(F)	2,049
Additional paid-in capital	963,754	1,607,145	-	1,607,145	366,038	(F)	2,936,937
Accumulated other comprehensive income (loss)	(22,011)	-	-	-	-		(22,011)
Retained earnings (accumulated deficit)	(199,350)	(687,045)	-	(687,045)	647,335	(F) (E)	(239,060)
Total stockholders' equity	743,444	921,202	-	921,202	1,013,268		2,677,914
Non-controlling interests	3,839	100,805	-	100,805	26,434	(G)	131,078
Total Equity	747,283	1,022,007	-	1,022,007	1,039,703		2,808,993
Total Liabilities and equity	$1,875,122	$3,246,365	$-	$3,246,365	$1,197,033		$6,318,520

For the six months ended June 30, 2021
(Dollars in thousands, except share or per share amounts)	IRT Historical	STAR Historical	Reclassifications	STAR Historical, as reclassified	Merger Transaction Adjustments		Consolidated Pro Forma
			NOTE 3
REVENUE:
Rental and other property income	$112,097	$167,300	$-	$167,300	$-		$279,397
Other revenue	459	1,482	3,029	4,511	-		4,970
Total revenue	112,556	168,782	3,029	171,811	-		284,367
EXPENSES:
Property operating expenses	43,136	70,543	453	70,996	-		114,132
Property management expenses	4,119	-	8,372	8,372	-		12,491
General & administrative expenses	10,183	23,062	(8,825)	14,237	-		24,420
Depreciation and amortization	33,315	67,152	-	67,152	(20,533)	(H)	79,934
Other expenses	359	(126)	-	(126)	-		233
Total expenses	91,112	160,631	-	160,631	(20,533)		231,210
Interest expense	(16,944)	(39,895)	-	(39,895)	7,497	(I)	(49,342)
Interest income	-	203	-	203	-		203
Fees and other income from affiliates	-	3,029	(3,029)	-	-		-
Net income (loss)	4,500	(28,512)	-	(28,512)	28,030		4,018
(Income) loss allocated to non-controlling interests	(28)	1,442		1,442	(924)	(J)	490
Net Income (loss) allocable to common shares	$4,472	$(27,070)	$-	$(27,070)	$27,106		$4,508

Earnings Per Share:
Basic	$0.04	$(0.25)		$(0.25)			$0.02
Diluted	$0.04	$(0.25)		$(0.25)			$0.02

Weighted-Average Shares:
Basic	101,847,876	109,896,333		109,896,333	(10,440,152)	(K)	201,304,057
Diluted	102,822,099	109,896,333		109,896,333	(10,440,152)	(K)	202,278,280

For the year ended December 31, 2020
(Dollars in thousands, except share or per share amounts)	IRT Historical	STAR Historical	Reclassifications	Pro Forma Adjustments	STAR Historical, as reclassified & adjusted	Merger Transaction Adjustments		Consolidated Pro Forma
			NOTE 3	NOTE 4
REVENUE:
Rental and other property income	$211,167	$297,566	$-	$26,375	$323,941	$-		$535,108
Other revenue	739	2,535	1,797	337	4,669	-		5,408
Total revenue	211,906	300,101	1,797	26,712	328,610	-		540,516
EXPENSES:
Property operating expenses	82,978	123,415	614	10,698	134,727	-		217,705
Property management expenses	8,494	-	15,288	-	15,288	-		23,782
General & administrative expenses	15,095	32,025	(15,902)	14,673	30,796	-		45,891
Fees to affiliates	-	30,777	-	(30,777)	-	-		-
Depreciation and amortization	60,687	162,979	-	10,448	173,427	(38,285)	(H)	195,829
Other expenses	841	(38)	-		(38)	-		803
Total expenses	168,095	349,158	-	5,041	354,199	(38,285)		484,009
Interest expense	(36,488)	(75,171)		(5,657)	(80,828)	14,994	(I)	(102,322)
Interest and other income	-	679	-	307	986	-		986
Equity in loss from unconsolidated joint venture	-	(3,020)	-	(115)	(3,135)	-		(3,135)
Fees and other income from affiliates	-	1,797	(1,797)	-	-			-
Loss on debt extinguishment	-	(191)	-	-	(191)	-		(191)
Gain on sale (loss on impairment) of real estate assets, net	7,554	9,436	-	-	9,436	-		16,990
Net income (loss)	14,877	(115,527)	-	16,205	(99,322)	53,279		(31,166)
(Income) loss allocated to non-controlling interests	(109)	1,438	-	(875)	563	(1,756)	(J)	(1,302)
Net Income (loss) allocable to common shares	$14,768	$(114,089)	$-	$15,330	$(98,759)	$51,523		$(32,468)

Earnings Per Share:
Basic	$0.16	$(1.15)			$(0.99)			$(0.18)
Diluted	$0.16	$(1.15)			$(0.99)			$(0.18)

Weighted-Average Shares:
Basic	93,660,086	99,264,851			99,264,851	(9,430,161)	(K)	183,494,776
Diluted	94,688,440	99,264,851			99,264,851	(9,430,161)	(K)	184,523,130

NOTE 1: Basis of Presentation

The IRT and STAR historical financial information has been derived from, in the case of IRT, its consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and Annual Report on Form 10-K for the year ended December 31, 2020, and, in the case of STAR, its consolidated financial statements included as Exhibits 99.1 and 99.2 to our Second July 26 Form 8-K. Certain of STAR’s historical amounts have been reclassified to conform to IRT’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with IRT’s and STAR’s historical consolidated financial statements and the notes thereto. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers as if they had been completed on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give effect to the Mergers as if they had occurred on January 1, 2020.

The historical financial statements of IRT and STAR have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Mergers under GAAP, as described in Note 5, “Merger Adjustments.” The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with IRT as the acquiror of STAR. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of IRT based upon IRT management’s preliminary estimate of their fair values as of June 30, 2021. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Mergers and which is anticipated to occur during the fourth quarter of 2021, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Mergers. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Mergers and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Mergers could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of IRT, after giving pro forma effect to the Mergers, which include the issuance of shares of IRT common stock to STAR stockholders at the Exchange Ratio and the issuance of IRT OP Units to STAR common unitholders at the Exchange Ratio and the assumption of STAR’s outstanding debt.

The Mergers and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. In the opinion of IRT’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the overall financial position or results of operations of the combined company that would have occurred if the Mergers had been completed on the dates indicated, nor are they indicative of the overall financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the IRT Form 10-Q filed on July 26, 2021.

NOTE 2: Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in IRT’s audited consolidated financial statements as of and for the year ended December 31, 2020 and IRT’s unaudited consolidated financial statements as of and for the six months ended

June 30, 2021. IRT’s management has determined that there were no significant accounting policy differences between IRT and STAR and, therefore, no adjustments are necessary to conform STAR’s financial statements to the accounting policies used by IRT in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

As part of the application of ASC 805, IRT will conduct a more detailed review of STAR’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of STAR’s results of operations or reclassification or adjustment of assets or liabilities to conform to IRT’s accounting policies and classifications. Therefore, IRT may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Mergers are completed.

NOTE 3: Reclassification Adjustments

The STAR historical financial statement line items or portions of line items have been reclassified as indicated in the “Reclassifications” column to conform to IRT presentation of these unaudited pro forma condensed combined financial statements. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, or net income allocable to common shares of STAR.

NOTE 4: Pro Forma Adjustments to STAR’s 2020 Statement of Operations

STAR’s 2020 historical statement of operations has been adjusted to reflect the following transactions that impacted STAR’s 2020 statement of operations.

REIT Mergers

On March 6, 2020, two affiliated REITs merged with and into STAR (the “STAR REIT Mergers”), with STAR remaining as the surviving entity.  Through the STAR REIT mergers, STAR acquired 36 multifamily properties with 10,166 apartment homes and a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes. The Pro Forma Adjustments made with respect to this transaction include increasing STAR’s historical 2020 revenues, operating expenses, depreciation and amortization, and interest expense as if the properties acquired on March 6, 2020 as part of the STAR REIT Mergers had been owned by STAR as of January 1, 2020.

Internalization Transaction

On August 31, 2020, STAR and related entities entered into a series of transactions and agreements, which resulted in the internalization of STAR’s external management functions (the “Internalization Transaction”). Prior to the closing of the Internalization Transaction, STAR had been externally managed and had therefore, incurred property management, asset management, and other fees and reimbursements.  The Pro Forma Adjustments made with respect to this transaction include eliminating all external management fees included within the caption “Fees to affiliates” and increasing general and administrative expenses for the internal costs STAR would have incurred if the Internalization Transaction had occurred as of January 1, 2020.

In addition, any one-time costs associated with the two transactions above have been deducted from historical general and administrative expenses. These pro forma adjustments to STAR’s 2020 statement of operations are intended to align with how STAR’s business currently operates and how it is expected to continue to operate as part of the combined company.

NOTE 5: Preliminary Purchase Price Allocation

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to STAR’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $4.4 billion with $2.1 billion of consideration transferred. The calculation of the estimated preliminary purchase price related to the Mergers is as follows (in thousands, except share and per share data):

Amount
Estimated shares of STAR common stock and STAR OP units to be exchanged (a)	117,333
Exchange Ratio	0.905
Estimated shares of IRT common stock and IRT OP common units to be issued	106,186
Closing stock price of IRT on July 22, 2021	19.79
Estimated fair value of IRT common stock and IRT OP units to be issued to former holders of STAR common stock and STAR OP common units (b) -- Consideration transferred	$2,101,420
Preliminary fair value of STAR mortgages payable and notes payable assumed by IRT	2,251,797
Total estimated preliminary purchase price	$4,353,217

(a)Includes 110,228,140 shares of STAR common stock outstanding as of June 30, 2021 and 7,104,399 STAR OP common units outstanding as of June 30, 2021. Under the Merger Agreement, these shares and units are to be converted to IRT common stock and IRT OP common units, as applicable, at the Exchange Ratio.

(b)The estimated fair value of IRT common stock and IRT OP common units to be issued to former holders of STAR common stock and STAR OP common units is based upon the per share closing price of IRT’s common stock on July 22 2021, the most recent date practicable in the preparation of these unaudited pro forma condensed combined financial statements, which was $19.79, multiplied by the estimated number of shares of IRT common stock and IRT OP common units to be issued.

The actual value of the IRT common stock and IRT OP common units to be issued in the Mergers will depend on the market price of shares of IRT’s common stock at the closing date of the Mergers, and therefore, the actual purchase price will fluctuate with the market price of IRT common stock until the Mergers are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in IRT’s common stock price would change the purchase price by approximately $210 million, which would be recorded as an adjustment to the fair value of the net assets acquired, including goodwill as applicable.

The outstanding number of shares of STAR common stock and the outstanding number of STAR OP common units may change prior to the closing of the Mergers due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding STAR equity-based awards and any grants of new STAR equity-based awards. These changes are not expected to have a material impact on the unaudited pro forma condensed combined financial statements.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on IRT management’s preliminary estimate of their respective fair values as of June 30, 2021 (in thousands):

Fair Value
Assets:
Real estate held for investment	$4,190,447
Real estate held for development	30,289
Cash and cash equivalents	160,950
Restricted cash	28,399
Other assets	33,313
Total assets acquired	4,443,398
Liabilities:
Preliminary fair value estimate of STAR debt assumed	2,251,797
AP and accrued expenses	85,118
Dividend payable	5,063
Total liabilities assumed	2,341,978
Estimated preliminary fair value of net assets acquired	2,101,420
Goodwill (Bargain purchase gain)	$-

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the assumed consummation date of the Mergers that has been prepared by IRT management. For the preliminary estimate of fair values of assets acquired and liabilities assumed of STAR, IRT used publicly available benchmarking information as well as a variety of other assumptions, including expectations for future cash flow generated by STAR properties, cap rates, and interest rates. The final allocation is dependent upon certain valuation analyses that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., premiums) of mortgages payable and notes payable to be assumed in the Mergers, all of which are based on IRT’s historical experience with similar assets and liabilities. In determining the estimated fair value of STAR’s tangible assets, IRT utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, and tenant improvements, and lease intangible assets and liabilities were based on estimates considering IRT’s, STAR’s and other portfolios with similar property characteristics.

The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Mergers and will be completed after the Mergers are consummated. These final fair values will be determined based on IRT’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (3) apartment community profitability metrics and/or (4) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Mergers. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Mergers due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

NOTE 6: Merger Adjustments

Balance Sheet

The following notes explain each pro forma adjustment on the unaudited pro forma condensed combined balance sheet as of June 30, 2021 assuming the Mergers had occurred on June 30, 2021.

(A)– To record the STAR real estate assets at fair value.  We estimated fair value by using a cap rate approach using the underlying properties' net operating income and cap rate ranges between 4.0% and 4.6%.

(B)–  To remove the historical accumulated depreciation of STAR prior to the Mergers.

(C)– To eliminate historical goodwill and intangible assets of STAR and record the new value of such assets based on their preliminary fair value.

(D)– To record the STAR indebtedness at fair value based upon the preliminary valuation of these liabilities. The preliminary fair value of indebtedness has been estimated using a discounted cash flow analysis using estimates of observable market interest rates.

(E)– "Accounts payable and accrued expenses" and "Retained earnings (accumulated deficit)" were adjusted for estimated transaction costs anticipated to be paid by IRT and STAR prior to, or concurrent with, the closing of the Mergers of approximately $39.7 million consisting primarily of fees for investment bankers and legal, accounting, and tax advisors. Estimated costs are based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to IRT and STAR.

(F)– To eliminate the historical equity of STAR and to record the issuance of shares of IRT common stock and IRT OP common units in the Mergers.  As described in Note 5, the fair value of IRT common stock and IRT OP common units to be issued to former holders of STAR common stock and STAR OP common units is based on the per share closing price of IRT common stock of $19.79 on July 22, 2021.

(G)– To eliminate the historical non-controlling interest of STAR and to record the issuance of IRT OP common units in conjunction with the Mergers.  As described in Note 5, the fair value of IRT OP common units to be issued in the Mergers is based on the per share closing price of IRT common stock of $19.79 on July 22, 2021.

Statements of Operations

The following notes explain each pro forma adjustment on the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 assuming the Mergers had occurred on January 1, 2020.

(H)– To eliminate STAR's historical depreciation and amortization expense and to recognize depreciation and amortization expense based on the fair value the STAR’s tangible and intangible assets acquired as described above.

(I)– To adjust interest expense for the amortization of the fair market value adjustment recorded with respect to STAR's indebtedness as described in adjustment (E) above.

(J)– To adjust income (loss) allocated to non-controlling interests for the common unitholders’ combined ownership percentage of 3.3% in the consolidated results of the Combined Company.

(K)- To adjust historical weighted average basis and diluted shares for the IRT stock issued to STAR stockholders in accordance with the Exchange Ratio set forth in the Merger Agreement.